Exhibit 2.c

ADDENDUM TO EXCHANGE AGREEMENT

This ADDENDUM dated September 7, 2011, to EXCHANGE AGREEMENT dated September 6, 2011 (the “Agreement”) by and among OICco Acquisition I Inc., a Delaware corporation (“OICco” or “Pubco”) and Joshua G. Sisk, (the “Shareholder”) OICco’s controlling shareholder and Liberty Electric, a United Kingdom corporation (“Liberty” or “the Company”).

WHEREAS:

The parties have agreed to add the additional term to the Agreement.

ADDITION OF SECTION 5.03 (j)

The parties agree to add to the Agreement Section 5.03 (j) which reads as follows:

(j) Appointed Board Members. OICco shall amend their Corporate Bylaws following the execution of this agreement appointing Ian G. Hobday, Darren West, Barry Shrier and Jevon Thurston-Thorpe as four (4) of the seven (7) total members of OICco’s Board of Directors.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Addendum as of the date first above written.

OICco Acquisition I, Inc.

/s/ Joshua G. Sisk

Joshua G. Sisk

President and Chief Executive Officer

/s/ Joshua G. Sisk

Joshua G. Sisk

Controlling Shareholder

LEC Electric Cars, Ltd.

/s/ Ian G. Hobday

Ian G. Hobday

Managing Director